Sonaecom, SGPS, S.A.

a listed company

Registered Office: Lugar do Espido - Via Norte, Maia, Portugal

Registered at the Commercial Registry Office of Maia, Portugal,

under Unique Registration Number: 502 028 351

Share capital: €366,246,868.00

and

Sonaecom, B.V.

Registered Office: De Boelelaan, 7, 1083 HJ, Amsterdam, The Netherlands

Registered at the Chamber of Commerce of Amsterdam, The Netherlands,

under number 34 243 137

Share capital: €100,000.00

GENERAL TENDER OFFER FOR THE ACQUISITION OF SHARES REPRESENTING THE ENTIRE SHARE CAPITAL OF PORTUGAL TELECOM, SGPS, S.A.

AMENDMENT TO THE OFFER ANNOUNCEMENT AND TO THE PROSPECTUS

CHANGE TO THE OFFER CONSIDERATION

In accordance with and for the purpose of articles 129, n.° 3 and 184 of the Portuguese Securities Code, Sonaecom, SGPS, S.A. and Sonaecom, B.V. hereby inform of their decision to change the Offer consideration, increasing it from the previous 9.50 Euros per share to the amount of 10.50 Euros per share.

Consequently, point 10 of the Offer Announcement is amended as follows:

“The offered consideration shall be of 10.50 Euros (ten Euros and fifty cents), in cash, for each Share and will be made available on the third business day following the date of the special session of Euronext Lisbon that assesses the results of the Offer.”

All references to the consideration offered made in the Offer Prospectus should also be considered as changed, according to the contents of this announcement.

Additionally, the Offerors irrevocably waive any possibility of further increasing the consideration offered, in the event it is considered that such possibility would exist, in accordance with the applicable legal and regulatory conditions.

Porto, 15 February, 2007

The Offerors	The Financial Intermediary

Sonaecom, S.G.P.S. S. A.	Banco Santander de Negócios Portugal, SA

Sonaecom B. V.

This announcement relates to the tender offer being made in Portugal (the “Portuguese Offer”) by Sonaecom, SGPS, S.A. (“Sonaecom”) and Sonaecom, B.V. for all ordinary shares and class A shares of Portugal Telecom, SGPS, S.A. (“PT”). The Portuguese Offer is made solely by a prospectus containing and setting out the terms and conditions of the Portuguese Offer (the “Portuguese Prospectus”). PT investors and security holders are urged to read the Portuguese Prospectus regarding the tender offer for PT in Portugal, because it contains important information. The Portuguese Prospectus and certain complementary documentation have been filed in Portugal with the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) (the “CMVM”). Free copies of the Portuguese Prospectus are available on the CMVM’s website at www.cmvm.pt. The Portuguese Prospectus is also available from Sonaecom on its website at www.sonae.com. Copies of the Portuguese Prospectus will not be mailed or otherwise distributed in or sent into or made available in the United States.

U.S. persons who hold ordinary shares of PT and holders of American Depositary Shares of PT wherever located may participate the tender offer by Sonae, SGPS, S.A. (“Sonae”), Sonaecom, and Sonaecom, B.V. (together with Sonae and Sonaecom, the “Purchasers”), for PT shares being conducted in the United States. The Purchasers have filed with the United States Securities and Exchange Commission (the “SEC”) a statement on Schedule TO, which includes an offer to purchase and related offer materials for all ordinary shares held by U.S. persons and for PT ADSs held by holders wherever located (collectively, the “Tender Offer Statement”). PT has filed a Solicitation/ Recommendation Statement on form Schedule 14D-9 with the SEC. U.S. persons who hold ordinary shares of PT and holders of American Depositary Shares of PT wherever located are advised to read the Tender Offer Statement and the Solicitation/Recommendation Statement because they contain important information. U.S. INVESTORS AND U.S. HOLDERS OF PT SECURITIES AND ALL HOLDERS OF ADSs ARE URGED TO READ THE OFFER TO PURCHASE, THE STATEMENT ON SCHEDULE TO, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS AND SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the offer to purchase and related offer materials and the statement on Schedule TO, as well as other relevant documents filed with the SEC, at the SEC’s website at www.sec.gov. The offer to purchase and other transaction-related documents are being mailed to holders of PT securities eligible to participate in the U.S. offer and additional copies may be obtained for free from Innisfree M&A Incorporated, the information agent: 501 Madison Avenue, 20th Floor, New York, New York 10022, Toll Free (888) 750-5834, Banks and Brokers Call Collect (212) 750-5833.

This announcement does not constitute an invitation to sell or an offer to buy any securities or a solicitation of any vote or approval.

This announcement may contain forward-looking information and statements about Sonae, Sonaecom, PT or their combined businesses after completion of the proposed U.S. and Portuguese offers, based on the Purchasers’ current expectations or beliefs. Forward-looking statements are statements that are not historical facts. These forward-looking statements may relate to, among other things: management strategies; synergies and cost savings; future operations, products and services; integration of the businesses; market position; planned asset disposal and capital expenditures; net debt levels and EBITDA; and earnings per share growth, dividend policy and timing and benefits of the offer and the combined company. These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forwarding-looking statements, including, but not limited to, changes in regulation, the telecommunications industry and economic conditions; the ability to integrate the businesses; obtaining any applicable governmental approvals and complying with any conditions related thereto; costs relating to the offer and the integration; litigation; and the effects of competition. Forward-looking statements may be identified by words such as “believes,” “expects,” “anticipates,” “projects,” “intends,” “should,” “seeks,” “estimates,” “future” or similar expressions. Although these statements reflect our current expectations, which we believe are reasonable, investors and PT shareholders are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. You are cautioned not to put undue reliance on any forward-looking information or statements. We do not undertake any obligation to update any forward-looking information or statements.